UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 7, 2011

AAA Public Adjusting Group, Inc.

 (Exact name of registrant as specified in its charter)

Florida	333-153679	26-032541
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1926 Hollywood Blvd. Suite 100, Hollywood, Florida 33020
(Address of principal executive offices)   (Zip Code)

Registrant’s telephone number, including area code:  (954) 894-0043

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 ITEM 1.01.    ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

ENTRY INTO PURCHASE AGREEMENT FOR MAJORITY CONTROL OF ISSUER

On December 7, 2011, the Registrant filed with the Secretary of State of Florida, Division of Corporations, an Amendment to the Articles of Incorporation, in particular Article 7 changing the amount of common shares outstanding to be a reverse division of 20 to 1 shares of the common stock pursuant to Section 607.10025, Florida Statutes.  Additionally, the Corporation filed a directed amendment that the number of authorized shares would not be decreased under the same statute. Such maintenance of the authorized shares was voted on by a majority of the outstanding shares of the common stock, which votes were made between November 29, 2011 and December 1, 2011.

On December 1, 2011, the Registrant through the board of directors, by direction and approval of the majority of the common shares then issued and such shareholders, entered into a material agreement with Queste Capital, a Nevada Corporation for the purchase of a majority control of the Corporation to be so exchanged. A majority of over 60 % of the common shares voted in favor of such agreement and directed entry into the agreement. The purchase agreement calls for the provision of change of control block of shares to be purchased from available shareholders of the Company for final and for ninety five percent of the then existing common shares to be delivered to the Purchaser, Queste Capital. The Registrant has also filed a Form 14 describing such transaction and inclusive matters necessary for the completion of such agreement, including the reverse division of the outstanding common shares of the Registrant. The execution date of such reverse division was set for December 24, 2011 in the filing with FINRA, however, the final execution of such reverse division will be determined by FINRA.

Queste Capital entered into the share purchase agreement for purchase of control of the Registrant, through the acquisition of a control block of shares. The Agreement is to be executed within 45 days, and results in a net purchase price of $300,000 to be distributed for debt held by parties including selling shareholders. Queste will move the operating entity of Queste Capital into the registrant in exchange for common shares of the Corporation. Quest is an opportunity-based hospitality and entertainment development Company. Queste Capital is a Nevada corporation established in 2010. The Company’s focus on its corporate strategic objective starts with its unique business model. The business model has an opportunistic approach in its positioning in today’s  hospitality environment. This approach will take advantage of the low cost real estate and construction costs and a unique and one-of-a-kind location. The model transforms the project into a high revenue producing asset with a myriad of cash generating sources.

Item 5.03 Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year

On December 7, 2011, Registrant filed with the Secretary of State, Division of Corporations an Amendment of the Company's Articles of Incorporation (the "Amendment") to effect a 20 for 1 reverse division of its common stock (commonly referred to as a "Reverse Stock Split"). Such an Amendment was made pursuant to Section 607.10025, Florida Statutes, wherein the Board of Directors is authorized to execute a division of an outstanding share class. In addition, the majority of the shares of the common class of stock, voted on and before December 1, 2011 to maintain the authorized shares of the corporation to be 250,000,000 shares, thus no decrease in the amount of shares authorized would be executed.

The Reverse Stock Split corporate action has been filed with FINRA with an expected execution date to be on became effective as of 5:00 p.m., Eastern time, on December 24, 2011, at which time every twenty (20) shares of the Company's issued and outstanding common stock will be automatically combined into one (1) issued and outstanding share of the Company's common stock, without any change in the par value per share. Final execution of such reverse will be determined by FINRA and could occur before or after the intended execution date. The new CUSIP for the Company's common stock following the Reverse Stock Split is 00249C 302.

Regarding any fractional shares after such reverse, rounding to the next whole number will be utilized, unless such amount is less than one share, in which case such shares shall be rounded up to one share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 13, 2011

AAA Public Adjusting Group, Inc.

By:/s/ Christopher Lombardi
Christopher Lombardi
President and Chief Executive Officer